UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
AMENDMENT NO. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2007 (July 24, 2007)

Material Technologies, Inc. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	33-23617 (Commission File Number)	95-4622822 (IRS Employer Identification No.)

11661 San Vicente Boulevard, Suite 707 Los Angeles, California (Address of principal executive offices)	90049 (Zip Code)

(310) 208-5589 Registrant's telephone number, including area code

N/A (Former name or former address, if changed since last report)

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2007, Material Technologies, Inc. (the “Company”) appointed Marybeth Miceli as Chief Operating Officer effective July 20, 2007.

The following is a brief description of the business background of Marybeth Miceli:

Marybeth Miceli brings a strong foundation in non-destructive and fatigue testing.  Ms. Miceli was Director of Marketing for Sam Schwartz, LLC, Engineering and Planning Consultants, New York, in the areas of infrastructure management, non-destructive testing, and fatigue testing.  Previously, she was with Lucius Pitkin, Inc., Engineering Consultants, where her responsibilities included Quality Assurance Manager and Assistant Radiation Safety Officer.  Among her duties were the supervision and performance of failure analysis investigations, fatigue testing investigations, and interfacing with government agencies on testing, regulations, and safety.  She was a director of the American Society of Non-destructive Testing, and Chairman of the Metro New York Chapter in 2003.  She is also a member of the American Society of Metals and has published several papers on non-destructive testing of bridge components and other related subjects.

On July 6, 2007, and effective the same date, the Company entered into an Employment Agreement with Ms. Miceli to act as the Company’s Chief Operating Officer (the “Agreement”).

The Agreement is for a term of two years, commencing on September 17, 2007 and expiring on September 16, 2009 with automatic one-year extensions unless either the Company or Ms. Miceli provides written notice of their intention not to renew the Agreement at least 90 days prior to the expiration of the then current term.  The Agreement provides that, in addition to receiving four weeks paid vacation each calendar year as well as other customary benefits and provisions, Ms. Miceli shall receive an annual base salary of $250,000.

There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 21, 2007                                                    MATERIAL TECHNOLOGIES, INC.,
                                                                                        a Delaware corporation

                                                                                        /s/ Robert M. Bernstein
                                                                                        By:  Robert M. Bernstein
                                                                                        Its:  Chief Executive Officer